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[LOGO OF JEFFERSON PILOT FINANCIAL]
JEFFERSON PILOT FINANCIAL INSURANCE COMPANY,
One Granite Place, P.O. Box 515, Concord, New Hampshire 03302


                             JOINT AND LAST SURVIVOR
                       POLICY EXCHANGE OPTION (PEO) RIDER


The Rider is part of the policy to which it is attached. It takes effect on the Policy Date of the policy. In the Rider, "We", "Us", or "Our" means the Jefferson Pilot Financial Insurance Company; "You" and "Your" means the Owner of the policy; and "Insureds" means the persons named on Page 3 of the policy.

CONSIDERATION - In return for receipt of any application for the Rider, We will provide the benefit described in the Rider.

BENEFIT - We will exchange the policy for two individual policies, one on the life of each of the Insureds, subject to the conditions stated in the Rider.

EXCHANGE OPTION EVENTS - This option may be exercised only if one of the following events occurs:

(1) A final divorce decree on the Insureds' marriage is issued and in effect for at least 12 months.

(2)  The Federal Tax Law is changed, resulting in:

     (a)  the repeal of the unlimited marital deduction provision; or

     (b)  a reduction of at least 50% in the maximum federal estate tax bracket.

This option may be exercised on or within 6 months after an Exchange Option Event occurs.

In addition, the Conditions for Exchange listed below must be met.

CONDITIONS FOR EXCHANGE -

(1) The policy and the Rider must be in force and not within the Grace Period as defined in the policy.

(2) The Owner of each new policy must have an insurable interest in the Insured's life.

(3) The Owner of each new policy and the Insured must sign the application for the new policy.

(4) Your written request satisfactory to Us must be received at Our Home Office on or within 6 months after an Exchange Option Event occurs.

(5) Evidence of the Exchange Option Event satisfactory to Us must be received at Our Home Office on or within 6 months after the date an Exchange Option Event occurs.

(6)  The policy must be returned to Us before the exchange date.

(7) The policy, including any attached riders, will terminate on the day before the exchange date. This date is the termination date.

(8)  Both of the Insureds under the policy must be living on the exchange date.

(9)  Any assignee must agree in writing to the exchange.

(10) If the Exchange Option Event is the divorce of the Insureds, the Insureds are not remarried to each other on the Exchange Date.

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NEW POLICIES -

(1)  Each new policy will be for one half of the policy's Specified Amount.

(2) The exchange date will be the policy's Monthly Anniversary Day following receipt of Your request for exchange. The Issue Date and Policy Date for each new policy will be the exchange date.

(3) Each new policy will be a whole life plan being issued by Us on the Policy Date of the new policy.

(4) Premiums for each new policy will be based on Our published rates on the Policy Date of the new policy. The premiums will depend on each new policy's plan, initial specified amount, rating class, and the Insured's Attained Age.

(5) The rating class for each new policy will be the individual rating class assigned to each Insured when the policy was underwritten.

(6) Each new policy will be subject to one half the amount of any outstanding Debt on the policy. If the outstanding Debt on a new policy exceeds the amount available for a loan under that policy, the outstanding Debt must be reduced to equal the available loan value of the new policy. Any excess must be paid in cash to Us.

(7) The time periods in the Suicide and Incontestability provisions of each new policy will be measured from the Issue Date of the policy.

(8)  Each new policy will be subject to any existing assignment of the policy.

Additional benefit riders will be available with each new policy Only with Our consent. Evidence of insurability at the Insured's Attained Age will be required if additional benefit riders are requested. All riders on each new policy will be subject to Our rules on the Policy Date of the new policy.

EXCHANGE VALUES - One half of the Accumulation Value of the policy will be allocated to each new policy on the exchange date. The Rider has no cash or loan value.

TERMINATION - The Rider will cease as soon as one of the following occurs:

(1)  One of the Insureds under the policy dies.

(2)  The policy is surrendered or terminated.

(3)  We receive Your written request to terminate the Rider.

(4)  Upon the older Insured's Attained Age 80.



/s/ [ILLEGIBLE]                                            /s/ [ILLEGIBLE]
Chief Executive Officer                                    Secretary


PEO-2835